COMPANY CONTACT:   Tony M. Shelby
                            Executive Vice President
                            (405) 235-4546

Investor Relations Contact:  Linda Latman (212) 836-9609
                  Lena Cati (212) 836-9611
                                 The Equity Group, Inc.

September 20, 2006

AMEX:LXU

LSB INDUSTRIES, INC. ANNOUNCES
CONVERSION OF $2.5 MILLION OF ITS
7% CONVERTIBLE DEBENTURES

Oklahoma City, Oklahoma . . . September 20, 2006 . . . LSB Industries, Inc. (“the Company”), whose common stock is traded on the American Stock Exchange under the symbol LXU (AMEX: LXU), today announced that on September 15, 2006, a holder of the Company’s 7% Convertible Senior Subordinated Debentures due 2011 (the “Debentures”) converted $2.5 million principal amount of the Debentures into common stock of the Company. As a result, the Company issued or will be issuing to the holder 353,125 shares of the Company’s common stock. In connection with the conversion, the Company agreed to pay the holder $87,500 in prepaid interest. This conversion decreases debt by $2.5 million and correspondingly increases stockholders’ equity by $2.5 million. Pursuant to the terms of the Indenture dated March 3, 2006, governing the Debentures, the conversion rate was 141.25 shares of common stock for each $1,000 principal amount of converted Debentures.

LSB is a manufacturing, marketing, and engineering company with activities on a world wide basis. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, the provision of specialized engineering services, and other activities.

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